Exhibit 5.1

KPMG LLP 4100 Yonge Street Suite 200 North York ON M2P 2H3	Telephone (416) 228-7000 Fax (416) 228-7123 www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Rogers Communications Inc.:

We consent to the use of our audit report dated February 11, 2016 on the consolidated financial statements of Rogers Communications Inc., which comprise the consolidated statements of financial position as at December 31, 2015 and December 31, 2014, the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2015 and December 31, 2014, and notes, comprising a summary of significant accounting policies and other explanatory information, which is incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants
March 4, 2016
Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a
member firm of the KPMG network of independent member
firms affiliated with KPMG International Cooperative (“KPMG
International”), a Swiss entity KPMG Canada provides services to KPMG LLP.